Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

DECLARES DIVIDEND TO COMMON STOCKHOLDERS

OAK BROOK, Ill. (December 20, 2004) – Inland Real Estate Corporation (NYSE: IRC) announced   today that the Company has declared a cash dividend of $0.08 per share on the outstanding shares of its common stock, payable on January 17, 2005 to common stockholders of record at the close of business on December 31, 2004.  Inland Real Estate Corporation has approximately 67.0 million shares of common stock outstanding.  The aggregate cash dividend paid to a particular common stockholder of record will be rounded to the nearest $0.01, up or down, with $0.005 or more being rounded up.

Inland Real Estate Corporation currently pays an annual cash dividend of $0.94 per share, a portion of which is distributed monthly to common stockholders.  The per share amount of each monthly cash dividend is computed on the basis of a 365-day year using the actual number of days in the month immediately preceding the dividend payment. However, the Company anticipates that, beginning with the monthly cash dividend to be paid on or about February 17, 2005 to common stockholders of record at the close of business on January 31, 2005, the per share amount of each monthly cash dividend will be computed by dividing the amount of the annual cash dividend per share (currently $0.94 per share) by twelve.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 140 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States.  To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Paying Agent:  Registrar and Transfer Company, (800) 368-5948